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                                                      EXHIBIT 5.1

                                                 September 24, 1997

Evergreen Bancorp, Inc.
237 Glen Street
Glens Falls, New York 12801


Ladies and Gentlemen:

     I have acted as counsel to Evergreen Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to up to 900,000 shares (the "Shares") of Common Stock, par value $3.33-1/3 per share, of the Company reserved for issuance under the Company's Amended and Restated 1995 Stock Incentive Plan (the "Plan").

     It is my opinion that the Shares have been duly authorized and, when issued pursuant to the Plan upon the exercise of stock options in the manner contemplated by the Plan against receipt of the exercise price therefor (assuming that the exercise price of the stock options underlying such Shares will not be less than the par value of such Shares), will be validly issued, fully paid and nonassessable.

     This opinion is limited to federal law and the laws of the State of New York. I have assumed that there will be no changes in applicable law between the date of this opinion and the issuance of the Shares upon the exercise of the stock options granted pursuant to the Plan.

     I hereby consent to the use of my name under the caption "Legal Matters" and the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/Paul A. Cardinal
                                                 Paul A. Cardinal